QUALITY SYSTEMS

QUALITY SYSTEMS THIRD QUARTER RESULTS

January 30, 2009, 9:00 AM ET

Chairperson: Steven Plochocki

Operator:

Ladies and gentlemen, welcome to the Quality Systems 2009 Third Quarter Results Conference Call on the 30th of January, 2009. Throughout today’s recorded presentation, all participants will be in a listen-only mode. After the presentation, there will be an opportunity to ask questions. If any participant has difficulty hearing the conference, please press the star key followed by zero on your telephone for operator assistance.

I will now hand the conference over to Steven Plochocki. Please go ahead, Sir.

Steven Plochocki:

Well, thank you very much and welcome everyone to Quality Systems’ Third Quarter Fiscal 2009 Earnings Call. Paul Holt, our CFO; Pat Cline, the President of our NextGen Division; and Donn Neufeld, our Senior Vice President of our QSI Division join me this morning as participants.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities laws. Including, without limitation, statements related to anticipated industry trends, the company’s plans, products, perspectives and strategies, preliminary and/or projected and then capital equity initiatives in the implementation of, or potential impact legal of regulatory or accounting requirements.

I will now provide some summary comments on the quarter and then Paul, Donn and Pat will follow with additional details.

For the quarter, the company recorded revenue of $65.5 million; this represents 36% growth versus prior year quarter. NextGen’s revenue for the quarter was a record $61.5 million up 40% over the prior year. Aggregate NextGen operating income was up 28% over the prior year. The QSI division reported revenue of $4 million and Donn will share with you more in terms of the continued progress of our joint marketing efforts with NextGen with federally qualified healthcare clinics.

Corporate expenses came in at about $3.6 million, down from $4.3 million in prior quarter, which included proxy-related expenses if you remember, that were associated with our summer of proxy contest. Fully diluted earnings per share for the quarter were $0.46 per share, up 15% over a year ago.

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Over the past quarter, the company presented at the JMP Securities Conference, at Oppenheimer’s Conference and Piper Jaffray as well. Two weeks from now, we’ll be presenting at the UBS Conference in New York City.

I will now turn it to Paul, and Paul, can you take us through some of the financial information?

Paul Holt:

Sure, thanks Steve. Hello everyone. As Steve mentioned we’re pleased to report our consolidated revenue of $65.5 million representing a 36% increase over the prior year. Our consolidated revenue growth, not including our recent acquisition of HSI and PMP was 21% on a year over year basis. Earnings per share of $0.46 are 15% above the $0.40 we reported a year ago.

Consolidated systems sales represent a 6% increase compared to the $23.7 million in our prior year quarter. Consolidated maintenance EDI revenue cycle management and other services revenue was 66% or $40.5 million compared to $24.4 million in the prior year quarter. Excluding revenue from our recently acquired revenue cycle management acquisitions, this category of revenue rose 36% compared to the prior year.

Total revenue in this category accounted for 62% of our total revenue this quarter versus 51% a year ago. Our consolidated gross profit margin this quarter came in at 64.7%, that’s down from 66.4% a year ago. The decrease in our gross margin over last year was due primarily, with the inclusion of revenue cycle management services at lower margin as well as a proportional increase in EDI and other services as a percentage of our total revenue. These services carry lower margins, compared to systems sales.

Total SG&A expense increased by approximately $5.3 million to $18.6 million in the quarter compared to $13.3 million a year ago. Primary drivers of the increase included SG&A expenses associated with the new acquisitions of HSI and PMP, other SG&A expenses in the NextGen division as well as higher year over year corporate expenses.

Interest income for the three months ended December 31, 2008 decreased to $328,000 compared to $710,000 a year ago. Our interest income this quarter was impacted by much lower interest rates earned on our cash investments. As of December, we had approximately $10.6 million in auction rate securities versus $12.7 million at the end of last quarter. We were happy to see a couple of auction rates sold this past quarter.

The company’s effective income tax rate increased just slightly this quarter versus last year at 35.8%. The effective tax rate for this quarter was impacted primarily by the re-enactment of the R&D tax credit statutes which allows us to record a benefit for R&D tax credits.

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Moving on to divisional performance, systems sales in the NextGen division rose 7% to $24.4 million compared to $22.8 million a year ago. Continued growth in NextGen’s base of installed users continued to add on purchases of licenses from existing customers, as well as recent acquisitions of HSI and PMP continued to drive higher maintenance EDI and other revenue in that division. Total maintenance EDI revenue cycle management and other revenue grew 75% higher compared to last year at $37.1 million versus $21.2 million. Organic revenue in this category grew 41%.

Operating income in the NextGen division was up 28% to $22,822,000 compared to $17,823,000 a year ago and our general division reported a year over year slight decline in year over year revenue of $3,969,000 compared to $4,072,000 a year ago. Operating income for this division was $944,000.

Moving onto our balance sheet. Our total cash and marketable securities declined by approximately $15.1 million this quarter to $67.5 million or $2.38 per share compared to $82.6 million or $2.92 at the end of the prior quarter. Note that the company paid approximately $18 million including the repayment of acquired debt from the PMP acquisition during the quarter.

Also note that the company paid a dividend of approximately $8.5 million or $0.30 per share in October 2008. The company’s board of directors has declared a $0.30 per share dividend for shareholders of record March 11, 2009 to be paid in early April 2009.

As of December 31, 2008, $8,199,000 of the company’s marketable securities was included in long-term assets, due to the fact that these assets relate to auction rate securities which are no longer liquid, due to the failed auctions for these securities.

In the December 31 quarter, we reduced our after-tax unrealized loss on our auction rate securities to $17,000 versus $994,000 as of September 30. This quarter our DSOs were unchanged compared to last quarter and the year ago quarter at 140 days. We did see some change in our unpaid deferred revenue and that resulted in our DSO’s net of amounts included in both accounts receivable and deferred revenue being up 11 days at 99 days this quarter. Our DSO’s by division were 82 days for the QSI division and 143 for the NextGen division.

Deferred maintenance and services revenue at $47.5 million was up $1.4 million from the prior quarter and up $6.3 million compared to the year ago quarter. The amount of deferred maintenance revenue declined sequentially due to the timing of certain maintenance billings. Deferred

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annual licenses and implementation training in the NextGen division, however continued to grow versus prior periods.

Finally, for those of you who are tracking this, our non-cash expense for the quarter breaks down as follows:

Total amortization of capitalized software $1,324,000 that breaks down to $45,000 for QSI, $1,279,000 for NextGen; total depreciation expense $830,000, that’s $84,000 for QSI and $746,000 for NextGen.

Our investing activities for the quarter was as follows:

Capitalized software $1,315,000 in total, and $57,000 for QSI and $1,256,000 for NextGen; fixed assets $616,000 in total, that’s $173,000 for QSI and $443,000 for NextGen.

We had $463,000 in stock option expense, that’s a non-cash expense as well, and we also recorded $325,000 in amortization expense of acquired intangibles related to the PMP and HSI acquisition.

I want to thank you all for being on this call again and your interest in our company and I will turn things over to Donn Neufeld, Vice-President and General Manager of our QSI Division.

Don Neufeld:

Thank you, Paul, and thanks to everyone on the call for your interest in our company. The QSI division numbers have been addressed in detail by Steve and Paul but I would like to make a couple brief comments on other areas of interest within the division.

Again this quarter, we saw growth in new federally-funded entities purchasing the QSI electronic dental record, along with the NextGen EPM and EMR. We had five new joint sales this quarter and two upgrades to existing joint customers.

A note on our sales staffing and pipeline, our sales staffing remains unchanged from last quarter and our pipeline is approximately $5.6 million. Our pipeline is defined as sale situations where QSI is in a final three purchase choices and we believe that the sale will occur within 180 days.

With that, I’ll turn it over to Pat Cline, President of our NextGen Division.

Patrick Cline:

Thanks, Don, good morning everyone. During the quarter, the company executed approximately 60 new agreements and our pipeline increased slightly to $86 million. Our sales force grew by two to 68 people at the end of the third quarter.

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On the market front, we’re encouraged by the new administration’s commitment to the adoption of electronic health records and some of the programs that I’m sure you’ve heard about. We temper that enthusiasm a little bit due to the general economic conditions.

We are also encouraged by the improving performance of our revenue cycle management operations and the strong results that our customers are seeing and we are confident that like our software, our offerings in the RCM space are superior to anything else on the market.

In closing, I’d like to thank NextGen employees for their dedication and hard work and thanks to our customers for the confidence that they continue to express in our company, our products and our services.

We’re ready for questions.

Operator:

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your telephone. If you wish to cancel your request, please press the star followed by the two. Your questions will be answered in the order they’re received. If you are using speaker equipment today, please lift the handset before making your selection. One moment for the question, please.

The first question comes from Charles Rhyee. Please state your company name followed by your question.

Charles Rhyee:

Yeah, hi, Oppenheimer and Company, just a couple of questions here. First, you know, Paul, I think you were talking about the revenues here in the NextGen Division, it looks like implementation and training service revenues were down end of quarter. Am I thinking about that correctly and can you sort of maybe touch on why we might have seen that?

Paul Holt:

Sure, well there are some seasonality to implementation revenue in the December quarter and this particular quarter, the way the holidays fell out, it was particular—made things a little bit even more difficult for us to render some of those implementation services. You know, this is a joint effort implementing systems and sometimes the calendar can get in the way. I think Pat may have a couple of other comments on that as well.

Patrick Cline:

Yeah, hi, I would echo what Paul said with Thanksgiving and Christmas and New Year’s, in particular Christmas and New Year’s falling kind of mid-week. A lot of customers don’t want to have trainers in their offices at that time. The only other thing I would add is that over the last couple of years as I’ve said on one or two other calls, we’ve been really trying as a company to make our systems easier to use and easier to implement and I think we’ve seen some success in that area, and I’ve in the past talked about some initiatives like our computer-based training and those kinds of

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things. So while I think most of this slight decline is just the seasonality issue that we discussed, I hope that we’re also being successful in that our systems are requiring a little bit fewer hours to implement, because that, in the longer term, is what will allow us to scale.

Charles Rhyee:

Great, and you know another question here, I think you were talking about the tax rate. Looks like, it’s actually a little bit lower than we’re looking for and I think, Paul, you just mentioned some unrealized losses on the auction rate securities. Do you get a tax benefit in the quarter from that? Is that why we see maybe down tax rate from last quarter or was that just the R&D credit?

Paul Holt:

No, that really is a neutral thing, the unrealized loss on auction rate securities. That doesn’t play into the tax rate at all actually. What we’re seeing this quarter is the R&D tax credit being re-enacted, that allowed us to record a year to date benefit so to speak because we hadn’t been recording any benefit in Q1 and Q2.

Charles Rhyee:	Okay, so then we should see the tax rate maybe either stay at this level as you’re continuing to, or did you take the entire credit for the year to date period?

Paul Holt:	We took a year to date amount in this quarter so we did see some extra benefit there that we’re not going to see next quarter.

Charles Rhyee:

Okay great and then my last question here, can you just, I know in the past we talked about you know deferred revenues and you know some of the reasons why changes in deferred revenue don’t relate to your reported revenues and I think one of these reasons you often talk about are a lot of your implementations can occur in a relatively short period of time and so it never hits deferred revenue. In more general, can you talk, give a sense on—so how much of your current quarter bookings are recorded as revenues, typically?

Paul Holt:

Well, in the recurring side of the house, there’s really very little EDI, maintenance, those kinds of things are on that [inaudible] list. I would also add the RCM business is also pretty much on automatic pilot. Obviously a big portion of the system’s sales relates to revenues that we’d sold there in the quarter.

Charles Rhyee:	Would you say that’s like over 50% or you know, can you give us a ballpark area?

Steven Plochocki:	Actually, our, Paul, correct me if I’m not stating this properly but our recurring revenue now with our RCM business, as a company our recurring revenue is about 60% now.

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Charles Rhyee:	Oh, I understand that and I’m not disputing that, I was just asking on the software portion?

Paul Holt:

I wouldn’t want to get into actual percentages but I would say a majority of the system’s have—the implementation services typically have been sold and that’s stuff that’s been recognized off the balance sheet. But you’re looking at just the license revenue that’s included in systems sales that I would clearly—a majority of that is what sold during the quarter.

Charles Rhyee:

Okay and my last question would be on the other line you said that was additional software licenses sold, is that entire other line basically still software sales, just not necessarily to new customers?

Paul Holt:	You’re talking about other revenue?

Charles Rhyee:	Yeah, other revenue system sales line, oh I’m sorry, in the EDI, maintenance and other?

Paul Holt:

What’s included in that line are other types of services, including annual licenses we sell, third party annual licenses, as well as some T&M services, consulting-related services, we also have some hosting services included in that category, just a number of different things.

Charles Rhyee:	Okay, great thanks a lot for the questions.

Speaker:	Thank you.

Operator:	The next question comes from Ross Muken, please state your company name followed by your question.

Ross Muken:	Hi, it’s Ross Muken from Deutsche Bank. Good morning, gentlemen.

Speakers:	Good morning.

Ross Muken:

So, if we think about sort of you know the complexity around the stimulus package, I was—I’m looking for your comments, specifically on what you think we’re going to see out of the government regarding sort of standardization and how they’re going to sort of handle this whole idea of inter-operability and are we going to see kind of, you know, a get together of people from your side of the table, from the government’s side of the table, providers, etc. and decide on sort of how we’re going to move forward here and is that going to be sort of the in-between before we actually start to see whatever funding is available, start to flow to the end customers?

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Steven Plochocki:

That’s a monster question and we wish we had the answer to most of it. As we understand it now, you know, in general terms there is the $20 billion to be broken up into two pieces; $18 billion for hospitals and physicians, probably built around some kind of a pay for performance modeling; and then $2 billion which should come out sooner, when sooner is defined we don’t know yet; and there’s about $1 billion in renovation for health IT systems, $550 million for Indian health services, which as most of you know, or may not know, we’ve had a long-established relationship with Indian health services as a company and this should be a strong opportunity for us.

The answer to your question, Ross, is something that we’re staying very close to because we need to understand it as well. The information that I just cited to you was provided to us by our government liaison officer this morning, based on information and his understanding of events last night. So we’re staying as close as we possibly can to it. What we do know is that there’s a desire to move fast but when you define that in terms of government terms, we view that we might have some impact from this in the upcoming second half of our fiscal year, so maybe the latter half of our upcoming fiscal year. But that perhaps the calendar year of 2011 is where we’re really going to see, excuse me, 2010 is where we’re really going to see a greater impact. I don’t know if I helped you at all there.

Ross Muken:

No, no that’s helpful and it’s sort of a follow-up, Steve. I mean as we think about this, what are your customers focused on now? Because here they’re seeing all this chatter, some of it you know particularly around maybe monies being available, I mean is that causing them to think twice about implementing something today or going through kind of an RFP process or thinking about a solution? And then also, is there any fear on your end that we see something from the government where the government offers a competitive, you know, free EMR, maybe it’s the VA solution or something like that? And that, you know, is something that they view as a benefit for the real or—you know the low end of the market, or do you think that that’s something that’s pretty much a non-starter?

Steven Plochocki:	Pat, you want to address the customer issues?

Patrick Cline:

Yeah, in fact I’ll try to address both. On the customer front, we have found that a couple of customers have stalled their purchases because they misunderstand what the direction that the government seems to be headed in. As Steve mentioned, by all indications the vast majority of the money that will flow to health care providers will be based upon quality reporting and health quality measures and sort of pay for performance or pay for performance reporting kinds of things.

We have not heard anything that says the government’s going to hand a check to every doctor so that they can go out and buy systems, maybe they

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learned a little bit from what they did with banks. But if that’s the case, and if the government were to announce that at a date in time, let’s say next year, which is a early indication they’re pointing to, that there would be bonus payments to providers if they can achieve certain quality or do certain reporting or report certain metrics, then I think the benefits would accrue to companies like ours sooner, because people would need to purchase and go through an implementation cycle, and collect the data in order to position themselves for those things. But we have again seen some customers who say, hey I’m just going to hold off because I’ve heard the government’s going to buy my system for me.

Ross Muken:	Okay, thanks very much, Pat, I appreciate the colour.

Patrick Cline:

And then to the second part of your question, the Vista system, there is also an indication that as part of the bill and some folks say that it’s non-negotiable that the government will be offering the Vista system for a low cost system, but I’ll remind everybody that the Vista system has been free and part of the public domain and that’s something that the government did a couple of years ago. So while I don’t know the differences between the free Vista system today and the free Vista system a couple of years ago, it didn’t really have any impact and I don’t forecast that if the government makes a new Vista-type system available that it’ll have a big negative impact on companies like ours.

Ross Muken:	Okay great, thank you again.

Patrick Cline:	You’re welcome.

Operator:	The next question comes from Mr. Newton Juhng, please state your company name followed by your question.

Newton Juhng:

Thank you very much, good morning, BB&T Capital Markets. Morning guys, I did have a question regarding the production out of HSI, it looks like about a 17% sequential growth and, on the top line, and we talked in the past about up sell of the service into your customer base. First of all, you know success breeds lots of questions, do you see this type of revenue growth as a sustainable one and then secondly, do you see P&P generally—potentially generating similar types of growth in the future?

Patrick Cline:

This is, Pat, good morning. Yes we think that type of growth and in fact accelerated growth is sustainable. The cross selling opportunities are and have been tremendous. We’ve got a lot of very exciting deals in our pipeline and deals that we have closed that are still coming online and being deployed, so we’re encouraged by what we see.

Newton Juhng:	And with regard to your expectations on PMP?

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Patrick Cline:

Same answer. P&P as you know that transaction was just closed a couple of months ago here so it’ll be a little bit slower start than what you’re starting to see from HSI. But we continue to feel as we did prior to pulling the trigger on that transaction, that these companies can sustain tremendous organic growth.

Newton Juhng:

Okay. Thanks for the color there, Pat. Longer term, as revenue cycle ramps—or cycle management ramps up, if you need to build up more capacity and I know that you’re far from this point right now, do you have the ability to expand your current facilities or would you be looking to new sites or even an offshore type of model?

Patrick Cline:

Well, we’re actually not too far from that point in that I just approved some additional build out of current facilities and capacity disk and those kinds of things based on what—the growth that we’re seeing and what’s in our pipeline. As far as offshore, I think there are opportunities and we’ve taken advantage of some of those opportunities. We don’t want to create a, you know, solely an offshore type of entity or an entity that does most of its business offshore, but there are a couple of growth type of things that we can do, and have offshored for quite some time and I think most companies in our business, Athena and others use that same type of model.

Newton Juhng:

Gotcha, switching gears here a little bit just to the sales cycle. We were wondering, obviously you gave some commentary on some customers that are choosing to delay. But in general, with the rest of your customers, are you seeing a lengthening of the sales cycle at all or in particular classes of customers, small, medium or large. Just kind of curious what your thoughts are on that front?

Patrick Cline:

We haven’t seen anything material at the low end or in the mid range. On the high end we have seen a little bit of lengthening, not huge but you may be familiar with the AHA Study that recently came out that indicated that just about two-thirds of hospital health systems have indicated that they’re slowing or suspending their IT investments and clinical investments. We have seen a little bit of that on the high end. However, all this discussion about pay for performance and various hospital to physician linkage and inter-operability and infrastructure discussion has a lot of the forward thinking, health systems moving a little faster, so, net-net, slightly longer.

Newton Juhng:	Okay, thank you very much for the comments, Pat.

Patrick Cline:	You’re welcome.

Operator:	The next question comes from Constantine Davides, please state your company name followed by your question.

Constantine Davides:	JMP Securities, thanks. Paul, I just wanted to, or I guess, Pat, maybe go back to Charles’ question just around implementation revenue. And I get

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that there is some seasonality in that number, but that’s really the lowest number that you guys have had since December 2005. And I just want to kind of understand, is there any kind of you know up sell versus new account issue that’s going on there, or something I might be missing?

Patrick Cline:

No, I don’t—if it were anything material, I’d be happy to tell you about it but there really isn’t. As I mentioned directionally we’re trying to make our systems easier to learn, easier to use, easier to adopt. You may see a little bit of our success in that area but most of it is the seasonality. I don’t have all the numbers in front of me but there is nothing that would jump off the page.

Paul Holt:

Yeah, and I would add that once you see our Q you can see the details of what we have in deferred revenue. But we did grow the backlog if you will of implementation services, so I don’t think there’s necessarily any kind of a slowdown. I think the other thing to mention here, is that we have had good success with selling add-on licenses to existing customers, who have been successful with the product and have continued to roll the product out and purchase additional licenses. Those folks, typically, don’t require the same amount of implementation services that somebody brand new might, so I think you might want to factor some of that in as well.

Constantine Davides:	And I guess typically in any given quarter, what—or maybe the last few quarters, what’s your mix of add-on versus you know sort of green field territory?

Paul Holt:

I don’t have the exact percentages here but we’ve had a pretty good success in the add-on category and I think we’ve had—directionally we’ve had more, proportionately more licenses being sold to existing customers included in the mix. I’m just giving you direction there but I don’t have actual numbers.

Constantine Davides:	Okay, and I guess one housekeeping item, Paul, did you, you didn’t disclose an operating cash flow number in the release, is that something you have handy?

Paul Holt:	I don’t have it handy, just stay tuned. As we typically do we’ll have the queue out shortly.

Constantine Davides:	Was it positive?

Paul Holt:

Well certainly. Yeah, as I mentioned in my notes, the—our cash was down in the quarter but you have to—we’re down $15 million but you have to bear in mind that we had $18 million leave the company related to the PMP acquisition. So you’ll also have to remember we’re paying an $8.5 million dividend at the same time. But certainly we had positive cash flow from operations but we bought somebody, so you have to factor that in.

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Constantine Davides:	Of course, okay, all right, thank you.

Operator:	The next question comes from Franz Tudor, please state your company name followed by your question.

Franz Tudor:	My questions have been answered.

Operator:	The next question comes from Atif Rahim, please state your company name followed by your question.

Atif Rahim:

Hi, it’s JP Morgan. Good morning, guys, I guess my question would be more towards Pat. I’m just trying to follow up on the previous question you answered and you said, directionally the percentage of I guess new license you would be selling within your customer base would be up and I think the number you’ve given in the past is two-thirds. So, would you be saying that it’s getting closer to 70, you know is that correct in the thinking? And then, secondly, what’s your win rate and has it changed at all outside of your existing customer base? How’s the competitive environment been there over the last few months? Thanks.

Patrick Cline:

Yeah on the two-thirds issue, it’s actually not the mix of sales to existing customers versus sales to new customers. The two-thirds number that I’ve cited in the past, is the number of new customers that purchase both the electronic health record product and our practice management product, and that hasn’t changed. That number has stayed pretty much the same, it’s gone up to three-quarters and in some quarters 80% but it seems to stay in that band.

The actual percentage of new customer sales in dollar amounts, or in numbers of sales, to sales to existing customers is not something we break down but we don’t see a big downturn in sales to new customers. As I mentioned in my prepared comments, we signed approximately 60 new customers. In the year ago quarter, the number was 50 though it’s down sequentially from last quarter. So nothing alarming relative to selling to new customers. I think there is a lot of good news in our increased sales to existing customers because that’s evidence that our existing customers are productively using the product and are happy with it, and want to do more with it, and are expanding, and those kind of things, so again, no bad news there.

Atif Rahim:	Okay, understood, and then in terms of the win rate given you know you had more clients, is that a function of just your pipeline growing or are you winning more deals as a percentage of your...?

Patrick Cline:

I don’t think there’s been any big change in our win rate. We’ve seen probably a little bit of a lower win rate at the low end and probably a little bit more at the higher end, but I think they net out to be about the same.

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We have seen our competitors in this economic environment and based on what’s going on with some customers pulling back a little bit, get more aggressive with discounting, that makes it a little tougher on everybody in the business but nothing big on the win rate one way or the other.

Atif Rahim:

Okay. And then just a quick question on RCM—to the contribution from those acquisitions seems pretty impressive especially sequentially, what’s your plan going forward, do you think you can scale up your current position or would you be looking at more M&A within that area, or any other areas for M&A going forward?

Patrick Cline:

Well I think it makes good sense for us to make sure that the acquisitions that we completed are firing on all cylinders and we’re very happy with both of those companies and the people and the management teams and the customer relationships. But as we said early on in this process, we think there are a lot of opportunities for synergies - financial synergies and strategic synergies. So we want to make sure that we have those as positive as we can get them, and as we feel more comfortable with that I wouldn’t rule additional acquisitions out. Talking out of the other side of my mouth, we do think that we can scale these companies and we are adding capacity based on what we see in the pipeline.

Atif Rahim:	Okay. And to fund these acquisitions, would this be mainly through stock, cash or debt, any idea there?

Patrick Cline:	I think we’d have to look at it at the time.

Atif Rahim:	Okay. All right, thanks a lot, and just one quick follow-up—I mean a new question actually. On the guidance in the past you had said you might be giving out guidance at some point, any update there?

Steven Plochocki:

Well, one of the things, we did talk about guidance back in August 21st at our Annual Analyst Meeting and one of the things that we’ve been observing over the last six to seven to eight months, is the incredible changes that are taking place in the marketplace. You know with the macro economic trends and general market uncertainties, you know, approaching historic levels, the board in conjunction with management, we’ve made the decision, Atif, to not provide guidance for our upcoming fiscal year. There are too many changes taking place out there beyond our control.

We have full confidence in exercising our strategic plan because we’ve been doing that pretty much on target, as we had outlined it for upcoming year. But you know I’ve been with the company as the CEO since August, but I’ve been on the board for five years. I’ve seen more change in the last seven months than I’ve seen in the last five years. And I think 2009, just across the board in American business in general, is going to be a very complex year. So we’re going to steer away from direct guidance

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but we’ll be open, we’ll be available, we’ll be as honest and forthcoming as possible. And we’ll continue to be strong performers in this sector and executing the plans we’ve put together.

Atif Rahim:	Okay. That’s great, that’s definitely understandable. So we’ll stay tuned and thanks a lot and congratulations on a good quarter.

Steven Plochocki:	Thank you very much.

Patrick Cline:	Thank you.

Operator:	The next question comes from Richard Close, please state your company name followed by your question.

Richard Close:

Yes, Richard Close, here at Jefferies and Company. Thank you for taking my questions.  First question, I guess would be around the maintenance number from your press release. Looks like we had a pretty big sequential bump in that number going from about $17.2 million up to the $19 million or $19.2 million in the December quarter. Just curious, it seems like a pretty large increase and if you could give us some details, what drives that number specifically, the timing of when things flow into maintenance and anything around that?

Paul Holt:

Maintenance is something that follows the sale of our software. There’s different—different customers may have negotiated different terms, more typically though they will start within 60 days of installation. And there’s—I can just tell you in general that it’s something that follows the sale of licenses. If you look at, and I grant you there is some variability in those numbers on a quarterly basis, but if you look at the year over year increase, it does make some good sense based on the licenses that we’ve sold and the prices that we charge for maintenance.

Richard Close:

Okay. So I know you had a really big add-on license sale. I think for the June quarter if I’m not mistaken, and I was curious would something like that drive an increase in maintenance this far out in the future, hitting in the December quarter? Was there some sort of large, like license deal that, you know I mean I guess that you could point to that would all of a sudden lead to a $2 million bump in that front?

Paul Holt:

No, I wouldn’t, that’s too far out, and I wouldn’t try to point to that. I would more point you to the overall growth in the number of licenses that are out there, which grows—been growing consistently every quarter.

Richard Close:

Yeah, I guess I’m looking at the software sales numbers for NextGen and it’s been pretty consistent in that 18 and a half sort of range over the last three or four quarters. And we haven’t necessarily seen such a big jump in the maintenance. So the system sales for NextGen being at around, I think you said $24.4 million, was that the number?

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Paul Holt:	Yeah.

Richard Close:	Okay, so with the system sales being at $24.4 is it safe to say that software was around $18.5 million for the quarter?

Paul Holt:	Well, which quarter are you talking about, this quarter?

Richard Close:	Yeah, third quarter, December quarter.

Paul Holt:

Yeah. If you want to back out the implementation services from the system sales line that would give you the—what we recognized in software license fees, not necessarily—that’s not going to tell you other factors which play into what we’re earning for maintenance. You have to remember that the maintenance—our maintenance prices are based off the list price on the software, not necessarily what we actually sold the software for.

Richard Close:	Okay. So does that imply that there’s been a higher level of discounting going on over the last couple of quarters?

Paul Holt:	I don’t have any kind of analysis that would point to that, so I really couldn’t tell you.

Patrick Cline:

This is Pat. I’ll follow on a little bit to that. I don’t think the discounting that we’ve done would be up materially, I think it’s—I think on a deal by deal basis, we’ve discounted the software to meet competition or come closer to competition, but not on an overall level. We, quarter in and quarter out, we find ourselves signing contracts with new customers at three times the price that some of our competitors are quoting and that’s because many customers, the more sophisticated ones, look at value and not just the price. They look at things like the return on the investment, not just the check they need to write. So we don’t typically have a lot of pressure, but as I mentioned there has been a slight amount of increased pressure on the discounting side.

Richard Close:

Okay. That’s very helpful. And then quick question on the revenue cycle side of the business, obviously, you have two companies that you’ve acquired, do you, you know, primarily focus on certain geographic areas? Have you guys been successful in taking those services and expanding the footprints to a national level with the revenue cycle?

Patrick Cline:	We have, yes.

Richard Close:

Okay, great. And then obviously you know big merger within the industry, the Allscripts Misys merger. I would be curious to hear your thoughts on whether you’re seeing maybe—that NextGen is not being as

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successful in the Misys space as maybe previously prior to the acquisition, or any changes on that front?

Patrick Cline:

I have not and I specifically asked this question of a few of our sales people and a couple of sales managers. I have not seen any—they have not seen any material downturn in our replacement sales to the Misys space but with that said, we—the universe of our sales into the Misys space wasn’t huge to begin with. I would speculate that we’ll be less successful going into the Misys space with the advantage that Allscripts now has and I think Allscripts had a great advantage back when they had the relationship with IDX and then when IDX was acquired by GE, that advantage went away and I think they once again have some low hanging fruit within the Misys customer base and that’s terrific for them.

Richard Close:	Okay. Thank you very much, I appreciate it.

Patrick Cline:	You’re welcome.

Operator:	The next question comes from Sean Wieland, please state your company name followed by your question.

Sean Wieland:	Hi, it’s Sean at Piper, question on receivables. What kind of DSO’s do you see in the revenue cycle management business versus the core NextGen business?

Paul Holt:	They’re typically 50, 60 days.

Sean Wieland:

So on a net basis, what DSO’s—yeah I know you said were unchanged at 140 days but if we—could we look at it on a—DSO and NextGen were 143 but if we backed out the revenue cycle management. Was there an uptick in DSOs, excluding revenue cycle management?

Paul Holt:	Yes, I don’t have that number right handy but I think it was in the order of a few days.

Sean Wieland:	Okay, so what’s going on there because that’s something that you guys have talked about wanting to bring down and it seems to keep going the other direction?

Patrick Cline:

We had—this is Pat. There were a couple of things directionally. Yes, we want to bring it down although we’re not very concerned about it, we’ve run in this band for quite some time. We had a fairly sizeable order that had extended payment terms that came in during the quarter, which will directly affect DSOs and we also had a couple of customers that held off on paying us until the very first couple of days in January, that we couldn’t record in the December quarter which had we gotten those payments a few days earlier, it would have brought the DSOs down as

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well. I don’t think there is a trend here it’s just more of an anomaly with those couple of things.

Sean Wieland:	Okay, was that sizeable order then revenue recognized in the quarter?

Paul Holt:	Yeah, the—go ahead, Pat.

Patrick Cline:	I think we were about to give the same answer Paul, so go ahead.

Paul Holt:

Yeah, Pat mentioned the word extended payment terms that I just want to clarify. They’re still within the range of payment terms that we typically offer but they were more lengthy than others I guess, so to speak. So I want to sort of make sure we’re not talking about—when we say extended [inaudible] payment, we’re not talking about something wild and crazy. It’s still within the typical range but more lengthy than some others.

[Talk over]

Sean Wieland:

Okay. So then kind of as a tangent to that, have you seen any change in how customers are financing deals in terms of use of third party financing and access to third party financing, and have you seen any meaningful change in what groups are asking for on payment terms?

Patrick Cline:

No real change in the financing, with everything you hear about the credit markets you would expect a change, or more difficult time financing customers or having customers get their own financing, but we just haven’t seen it, we have been—any customer that has wanted to finance their system, we’ve been able to put them in touch with our financial partners who are readily lending money and we haven’t heard that customers have had difficulty getting credit on their own.

Sean Wieland:	Okay, good. Last question, Pat, what do you see in terms of the pipeline of new sales reps that you’re looking at?

Patrick Cline:

We’ve seen an increase in the pipeline and I think that might have to do with some of the difficulties that a couple of our competitors have had but we’re encouraged by a good pipeline of what we think are more talented people.

Sean Wieland:	So, I think you had two reps in the quarter, is that something that would be appropriate to put into our model?

Patrick Cline:

Well, I don’t want to—it’s impossible for me to tell you what we’ll do in this quarter and next quarter. I have said directionally that we want to continue to expand the sales force based on the opportunities that we see out there and two is not an unreasonable number.

Sean Wieland:	Okay, all right, thanks.

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Patrick Cline:	You’re welcome.

Operator:	The next question comes from Sandy Draper, please state your company name followed by your question.

Sandy Draper:

It’s Sandy Draper, Raymond James. Most of my questions have been answered by this point but maybe just another follow-up to what maybe Richard has given [ph] onto the other folks. I just want to make sure I understand this, Paul, that when do you—when you are looking at an add-on license sale versus a new customer sale, do all additional models and add-on sales to new customers go into the maintenance line? Is that—I just want to make sure that’s correct, it sounded like that’s what you said.

Paul Holt:	Yeah, well a sale of an add-on license—certainly there is going to be maintenance associated with that license, which will go into maintenance.

Sandy Draper:

Okay, I know—I understand the maintenance pool [ph], but does the actual software license revenue go into that maintenance line, because I guess my question may be, to frame it very simply, what Richard was asking as well is, you know, intuitively eventually—software sales should grow at or above the rate the maintenance does. And so I’m just trying to understand right now, you guys are growing your maintenance line faster than software and so I’m just wondering if there’s a way to adjust that because there’s a certain portion of that maintenance line that’s actually software licenses not just monthly maintenance.

Paul Holt:	Oh no, there are no software license revenues in this line, that’s maintenance.

Sandy Draper:	Okay, so then how does maybe, just so I understand then, how do you grow maintenance faster than you’re growing software?

Paul Holt:

I think there’s a couple of things you have to keep in mind. What we’re reporting as software revenue is for the most part, we’re reporting under the residual method under SOP-97-2 which means, any discounts that you have in the arrangement get applied against the software revenue that you’re recognizing. Now, so the—so I guess what I’m saying is it’s not correct to just take whatever revenue we recognize in the software line and take that times 18%, let’s just say, and say that’s what I should have for maintenance.

That’s, you have to remember that our list price of maintenance, and also maintenance can be negotiated as well, what we charge somebody for maintenance. But the maintenance is typically driven off the list price of the software not what we’re recognizing as license fee revenue.

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Sandy Draper:

Okay, yeah that helps a lot. So my second question and this may have been asked and I may not have heard it but obviously a lot of growth in the maintenance, specifically the line that was significantly higher than what I would have expected was EDI. Is there anything from the acquisitions that maybe would have gone in there? The step up in EDI was the biggest we’ve seen or did you guys run a special program or anything that—way to think about why EDI specifically jumped up so much?

Paul Holt:	Pat may be able to speak some of this as well.

I think we’ve been having some good success there in EDI, selling to the base of NextGen customers. I think to some degree EDI has been something that we’ve been trying to do a better job of selling to our customers—existing customers and we would like to continue to do that to expand those—that base of customers.

I think there’s still—we know that there’s still more room to go in terms of, not just selling EDI services to a new customer but going out to that base of customers that—NextGen customers that are out there because it makes sense. I mean they’re running our system already. They’re already using our practice management software to do their collections, why not go to the same company that you’ve bought your software from to get those kinds of services from. So I think it’s just for the most part, it’s a testament to better success internally from selling to existing customers.

Sandy Draper:	Okay, great. So just one—just follow-up on that and I’ll stop. Can you give me an estimate on what your penetration of your existing customer base is, with your EDI services?

Patrick Cline:

This is Pat. We don’t have that estimate, we’ve got internal sort of sales forecasts and things but I can tell you that the penetration is far lower than we think it can be and we think we’ve got a heck of a lot of room to run, selling EDI and not just the existing EDI, but also we’re starting on additional offerings. So we’ve got a lot of runway ahead of us.

Sandy Draper:	Great, thanks very much.

Patrick Cline:	You’re welcome.

Operator:	The next question comes from Leo Carpio, please state your company name followed by your question.

Leo Carpio:

Hi, good morning, it’s Leo Carpio at Caris & Company. I guess I’ll probably beat up this horse again. Regarding the economy and the credit crunch, what type of impacts have you seen so far and is there any—does it concentrate on any particular market segment?

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Patrick Cline:

I don’t think I have anything to add to the prior comments that I’ve made. To summarize them, we’ve seen a little bit of a protracted sales cycle at the high end but nothing huge. We have not seen customers have difficulty in securing credit at any end of the market. We have had some customers tighten up a little bit with their purchases just because they’re kind of spooked about the economy.

There are some studies that show that hospitals—the large systems have pulled back a little bit but some of that is tempered by the enthusiasm and what’s going with all the discussion of various components of the stimulus bill, and spending, and government programs. Some of which are already in place relative to pay for performance, pay for reporting, ePrescribing and some of them that are coming down the road that seem to be showing that customers that have these types of systems will fare far better financially as they report and improve quality.

So, I think the economy has stalled things a little bit, I think we’ve been very effective at managing through it as a company and we’re encouraged by what we see relative to the future.

Leo Carpio:	Okay, and then turning briefly, I don’t think we’ve—have we talked about Siemens lately or any updates on that relationship?

Patrick Cline:

Relationship is going well. Siemens continues to place NextGen systems within their customer base and propose NextGen systems. We’re very happy with the relationship. I believe if you ask Siemens, they would be happy with the relationship. Nobody sees that relationship ending any time soon.

Leo Carpio:	Okay, and then turning to the whole Obama Healthcare IT proposal. How quickly or what type of ramp-up would you need to meet what we either project or anticipate demand for systems?

Patrick Cline:

Well not knowing what that demand will be it’s impossible for me to say we’ll need this much time or that much time. But I will say that as a company we spend a good amount of time thinking about that and how we scale. And looking at things like how we could deliver two times, three times the number of systems, should the demand be there. We hope it will and we think we’ve got strategies in place. We think we’re pretty well-positioned, in fact better positioned than most of our competition to scale should that happen.

We’re, as I mentioned, focused quite a lot on making the system far easier to implement, we’ve trained an increasing amount of implementation partners should we need to call on them, we’ve done a lot with computer-based training and e-learning programs and those kinds of things. So, again we think we’re well-positioned but it’s impossible for me to tell you that we’ll need this much time.

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Leo Carpio:	Okay, and then lastly in terms of the competitive environment, any competitor becoming more aggressive or just pretty much the same—same situation?

Patrick Cline:	Pretty much the same.

Leo Carpio:	Okay, thanks.

Patrick Cline:	You’re welcome.

Operator:	The next question comes from Gene Mannheimer, please state your company name followed by your question.

Gene Mannheimer:

Hi, it’s Gene Mannheimer with Auriga. First, congrats on a nice quarter, I have two questions. First, I guess, Pat, related to your comment on the studies about hospitals curtailing spending, has this—have you seen this affect perhaps your Stark-related deal—of lead activity?

Patrick Cline:

We have not seen a downturn in lead activity so it’s tough for me, Gene, to say that we have—let me say this, we have kicked off and executed certain more aggressive marketing programs in the hospital space. We’ve not seen a downturn in hospital leads but it’s not possible for me to guess at, gee, is that a result of spending more and doing more in the way of marketing, targeted towards hospitals while the general start-lead situation might be down? I just don’t know that answer.

Gene Mannheimer:

Okay, fair enough. Okay, then I guess in the way—this could be construed as my asking for guidance, but certainly with the layering on of the revenue cycle management pieces at lower margin, you know, is it fair to say that this is something we would—we should become accustomed to, higher revenue type growth but at lower margin?

Patrick Cline:

First, Gene, we don’t mind you asking for guidance and we’ll give you as much as possible. I think Steve had mentioned that we’ve pulled back a little bit but directionally we do want to give you more information than we’ve offered in the past. And while we might not come out today and say, we think our fiscal ‘10 is going to be ‘x’ dollars here and ‘x’ dollars there. We do want directionally to give you more, so I wanted to paint that as a backdrop. What was the primary part of your question, Gene, I’m sorry?

Gene Mannheimer:	Simply that, you know, certainly with the layering on of the revenue cycle management components, should we become accustomed to modestly lower margins than we’ve seen in the past?

Patrick Cline:	I hope not, Gene, I think our plan internally is to bring these companies that, granted do have traditionally lower margins, in line with the rest of

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our business. And while some might ask, well how the heck are you going to do that based on the margins that you achieve on software licensing? We think we’ve got a very effective plan to be able to get there. It’s not something that we’ll do overnight but we predict that our margins in the rev cycle space, will be far better than any other company in this space.

Gene Mannheimer:	Very good, thank you.

Patrick Cline:	You’re welcome.

Steven Plochocki:	Are there any other questions, Operator?

Operator:	The next question, sorry, the next question comes from Frank Sparacino, please state your company name followed by your question.

Frank Sparacino:	Hi, guys, I don’t want to prolong the call, I can just follow-up offline, so thanks.

Steven Plochocki:	All right, well then, I’m assuming that we’re done? You know one of the things that I’d like to say before we conclude here is in concert with the lines—line of questioning.

It’s pretty clear that in the marketplace right now, we have a bit of schizophrenia, you know, we have market conditions to be concerned with overall. You know, market—macro economic trends that have not been along these lines, probably in most of our lifetimes. And then we have the other side, where we have enormous incentives geared towards the first—increased adoption of practice management and EMR. The incredible demands for revenue cycle management, the government supports, the dollars pouring into the system, to reach a timeline of 2014 where we can have enough critical mass of systemic healthcare to engage in a reform.

So you’ve got both of these things working at the same time. My guess, my guess, is that the compelling elements of pushing this forward will outweigh and defeat the economic elements over the next year to year and a half. And we’ll continue to see the further expansion of paperless, electronic healthcare and that will move it a much faster pace than the economic conditions will slow it down. And that’s our view on a going forward basis. And we’ll continue to execute our plans to the utmost, with extreme effort and extreme enthusiasm. And, in conclusion, we want to thank you all of you for your support and I’m sure as I get out of my travels this spring season and clearly in New York in a couple of weeks at UBS, I’ll see many of you out there.

Thanks again and thanks for your support. Bye now.

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Operator:	Ladies and gentlemen, this concludes the Quality Systems 2009 Third Quarter Results Conference Call. Thank you for participating. You may now disconnect.

END

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